Exhibit 4.1
KELLOGG COMPANY
OFFICERS’ CERTIFICATE
     The undersigned, John A. Bryant, Executive Vice President and Chief Financial Officer, and Gary H. Pilnick, Senior Vice President, General Counsel, Corporate Development and Secretary, of Kellogg Company, a Delaware corporation (the “Company”), do hereby certify that pursuant to the authority granted in resolutions (collectively, the “Resolutions”) adopted (i) by the Board of Directors of the Company on September 27, 2001, (ii) by the Board of Directors of the Company on July 21, 2006 and (iii) by the Board of Directors of the Company on February 22, 2008; and pursuant to Section 2.3 of the Indenture, dated as of March 15, 2001, between the Company and The Bank of New York Trust Company, N.A., as successor to BNY Midwest Company, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 1, dated as of March 29, 2001 (as so supplemented, the “Indenture”), there is established a series of securities under the Indenture with the following terms:
     1. The securities are entitled “4.25% Senior Notes due 2013” (the “Notes”).
     2. The Notes are limited in aggregate principal amount to $750,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.8, 2.9, 2.11 or 12.3 of the Indenture); provided the Company may, without the consent of holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes, which additional Notes will constitute as single series of debt securities under the Indenture.
     3. The price to public of the Notes was 99.813% of the principal amount, plus accrued interest, if any, from March 6, 2008.
     4. The principal amount of the Notes will mature on March 6, 2013, subject to the provisions of the Indenture relating to acceleration.
     5. The Notes will bear interest from March 6, 2008 at the rate of 4.25% per annum, payable on each March 6 and September 6, commencing September 6, 2008, to the holders of record of the Notes on the February 15 or August 15, as the case may be, immediately preceding such March 6 or September 6. Interest will be computed on the basis of a 360 day year of twelve 30-day months.
     6. The principal of and interest on the Notes will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in the City of New York, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture. The principal of and interest on the Notes will be payable in the coin or currency of the United States of America.
     7. The Notes will be redeemable by the Company prior to maturity as described in Section 2 of the form of the Note attached hereto as Exhibit A.

     8. If a Change of Control Repurchase Event (as defined in the form Note attached hereto as Exhibit A) shall have occurred, holders of the Notes may require the Company to repurchase all or any part of the Notes in the manner provided and subject to the limitations set forth in the form of Note attached hereto as Exhibit A.
     9. The Notes will not have the benefit of any sinking fund.
     10. The Notes initially will be represented by securities registered in the name of the nominee of The Depository Trust Company. The notes will be issued only in fully registered form without coupons in denominations of $2,000 or any whole multiple of $1,000.
     11. The Notes will initially be issued in the form of one or more global securities, substantially in the form attached as Exhibit A hereto. The Depository Trust Company shall serve as the depositary (the “Depositary”) for such global securities. While the Notes are evidenced by one or more global securities, the Depositary or its nominee, as the case may be, will be the sole holder thereof for all purposes under the Indenture. Neither the Company nor the Trustee shall have any responsibility or obligation to the Depositary’s participants or the beneficial owners for whom they act with respect to their receipt from the Depositary of payments on the Notes or notices given under the Indenture.
     All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.
[Remainder of page intentionally left blank. Signature page follows.]

     IN WITNESS WHEREOF, we have set our hands as of this 6th day of March, 2008.

KELLOGG COMPANY
By:	/s/ John A. Bryant
Name:	John A. Bryant
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Gary H. Pilnick
Name:	Gary H. Pilnick
Title:	Senior Vice President, General Counsel, Corporate Development and Secretary

Officer’s Certificate
(Terms of Note)

EXHIBIT A
FORM OF NOTE

Exhibit A
(SPECIMEN)
KELLOGG COMPANY
4.25% Senior Notes due 2013
Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC” and the “Depositary”), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	REGISTERED

No. R-	U.S.$
CUSIP No.: 487836 BA 5
     Kellogg Company, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum set forth above or such other principal sum on the Schedule attached hereto (which shall not exceed U.S.$           ) on March 6, 2013, and to pay interest thereon from March 6, 2008, or from the most recent interest payment date to which interest has been paid or duly provided for, semiannually on March 6 and September 6 in each year, commencing September 6, 2008, at the rate of 4.25% per annum, until the principal hereof is paid or made available for payment.
     The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the February 15 or August 15 (whether or not a Business Day), as the case may be, immediately preceding such interest payment date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Securityholder on such regular record date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Securityholders of this Series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register, provided that such Person shall have given the Trustee written wire instructions at least five Business Days prior to the applicable Interest Payment Date.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
[Signatures appear on next page]

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated: March 6, 2008

KELLOGG COMPANY
By:
	Name:	John A. Bryant
	Title:	Executive Vice President and Chief Financial Officer

By:
	Name:	Gary H. Pilnick
	Title:	Senior Vice President, General Counsel, Corporate Development and Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:
Authorized Signatory

[FORM OF REVERSE SIDE OF SECURITY]
4.25% Senior Notes due 2013
     Section 1. Indenture
     The Company issued the Securities under an Indenture, dated as of March 15, 2001, between the Company and the Trustee, and Supplemental Indenture No. 1 thereto, dated as of March 29, 2001 (collectively, the “Indenture”). The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Securityholders are referred to the Indenture and the Trust Indenture Act for a statement of such terms and provisions.
     The Securities are senior unsecured obligations of the Company initially limited to $       aggregate principal amount at any one time outstanding. This Security is one of a Series designated as 4.25% Senior Notes due 2013 of the Company.
     Section 2. Optional Redemption
     The Securities may be redeemed at the Company’s option, at any time in whole or from time to time in part. The redemption price for the Securities to be redeemed on any redemption date will be equal to the greater of the following amounts:
(a)	100% of the principal amount of the Securities being redeemed on the redemption date; or

(b)	the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 30 basis points;
     plus, in each case, accrued and unpaid interest on the Securities to the redemption date. Notwithstanding the foregoing, installments of interest on the Securities that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered Securityholders as of the close of business on the relevant record date according to the Securities and the Indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     The Company will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each Securityholder of the Securities to be redeemed. Once notice of redemption is mailed, the Securities called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.
     “Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.
     “Reference Treasury Dealer” means (A) Banc of America Securities LLC or Citigroup Global Markets Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Company.
     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.
     On and after the redemption date, interest will cease to accrue on the Securities or any portion of the Securities called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company will deposit with a Paying Agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Securities to be redeemed on that date. If less than all of the securities of any series are to be redeemed, the securities to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate. The Securities are not entitled to the benefit of any mandatory redemption.
     Section 3. Repurchase Upon a Change of Control Repurchase Event
     If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem the Securities as described in Section 2, the Company will make an offer to each Securityholder to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000) of that holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to the date of purchase. Within 30 days following any Change of Control

Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, the Company will mail a notice to each Securityholder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
     The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict.
     On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:
(a)	accept for payment all Securities or portions of Securities properly tendered pursuant to the Company’s offer;

(b)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities or portions of Securities properly tendered; and

(c)	deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities being purchased by the Company.
     The Paying Agent will promptly mail to each Securityholder of properly tendered Securities the purchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Securityholder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided, that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.
     The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer. An offer to repurchase the Securities upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, if a definitive agreement is in place for a Change of Control at the time of the making of a such an offer.
     “Below Investment Grade Rating Event” occurs if both the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
     “Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries;
     (2) the adoption of a plan relating to the Company’s liquidation or dissolution;
     (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors;
     (4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares.
     “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
     “Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Securities; or (2) was nominated for election or elected to such Board of

Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).
     “Fitch” means Fitch Ratings.
     “Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
     “Moody’s” means Moody’s Investors Service Inc.
     “Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.
     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
     “Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
     Section 4. Sinking Fund
     The Securities are not subject to any sinking fund.
     Section 5. Denominations; Transfer; Exchange
     The Securities are in registered form without coupons in denominations of $2,000 or any whole multiple of $1,000. A Securityholder may transfer or exchange Securities in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Securityholder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption or to transfer or exchange any Securities for a period of 15 days prior to the mailing of a notice of redemption of Securities to be redeemed.
     A global Security deposited with the Depositary or the Trustee shall be transferred to the beneficial owner thereof in the form of definitive Securities only if (a) the Company notifies the Trustee in writing that the Depositary, Euroclear Bank, S.A./ N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme, is no longer willing or able to act as a depositary or clearing system for the Securities or the Depositary ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (b) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Securities in definitive form under the Indenture or (c) upon the occurrence and continuation of an Event of Default under the Indenture with respect to the Securities. Upon surrender by the Depositary of the global Securities, certificated Securities will be issued to each Person that the Depositary identifies as the beneficial owner of the Securities represented by the global Security. Upon any such issuance, the Trustee is required to register the certificated Securities in the name of the Person or Persons or the nominee of any of these Persons and cause the same to be delivered to these Persons. Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any participant or indirect participant in identifying the beneficial owners of the related Securities and each such Person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes, including with respect to the registration and delivery, and respective principal amounts, of the Securities to be issued.
     Section 6. Events of Default
     If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     Section 7. Persons Deemed Owners
     The registered Securityholder may be treated as the owner of it for all purposes.
     Section 8. Unclaimed Money
     If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Securityholders entitled to the money must look only to the Company and not to the Trustee for payment.
     Section 9. Discharge and Defeasance
     Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.
     Section 10. Trustee Dealings with the Company
     Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

     Section 11. No Recourse Against Others
     A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
     Section 12. Authentication
     This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.
     Section 13. Notices
     Notices to Securityholders will be published in authorized daily newspapers in the City of New York. It is expected that publication will be made in the City of New York in The Wall Street Journal. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.
     Section 14. Governing Law
     THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 15. CUSIP Numbers
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     Section 16. Defined Terms
     All terms used in this Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.
     The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture which has in it the text of this Security.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE
OR REGISTRATION OF TRANSFER OF SECURITIES
     This Certificate relates to $          principal amount of Securities held in (check applicable space)                     book-entry or                     definitive form by                                         (the “Transferor”).
The Transferor (check one box below):
has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Security held by the Depositary a Security or Securities in definitive, registered form of authorized denominations in an aggregate principal amount equal to its beneficial interest in such Global Security (or the portion thereof indicated above); or
has requested the Trustee by written order to exchange or register the transfer of a Security or Securities.

	[INSERT	NAME OF TRANSFEROR]

Dated:	By:

SCHEDULE OF EXCHANGES
     The following exchanges of a part of this Book-Entry Security have been made:

Date of Exchange	Amount of decrease in	Amount of increase in	Principal Amount of this	Signature of
	Principal Amount of	Principal Amount of	Book-Entry Security	authorized signatory
	this Book-Entry Security	this Book-Entry	following such decrease	of Trustee or
		Security	(or increase)	Security Custodian

ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                                                             agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.
Date:                                         Your Signature:

Sign exactly as your name appears on the other side of this Security.